Exhibit 10.38

Agreement

This Agreement (this “Agreement”) is entered into by and among the parties below as of December 28, 2013 in Shenzhen, People’s Republic of China (“PRC”):

500.COM LIMITED (“500.COM”), a company established and existing under the laws of Cayman Islands, with its address at Floor 4, Willow House, Cricket Square, P.O. Box 2804, Grand Cayman;

E-Sun Sky Computer (Shenzhen) Co., Ltd. (“E-Sun Sky Computer”), a wholly foreign owned enterprise, established and existing under the laws of the PRC, with its address at Room 3-A, Complex Building (including affiliated equipment room), Shenxianling Sports Center, Central City, Longgang District, Shenzhen;

Zou Bo, a Chinese citizen with Chinese Identification No.: 440306197007160030.

The above parties shall be collectively referred to as the “Parties”.

Whereas:

A.	Zou Bo is a shareholder of Shenzhen E-Sun Network Co., Ltd. (a limited liability company established and existing under the laws of the PRC, with its address at Room 1-C, Complex Building (including affiliated equipment room), Shenxianling Sports Center, Central City, Longgang District, Shenzhen, “E-Sun Network”);

B.	E-Sun Sky Computer is a subsidiary wholly owned by 500.COM in Shenzhen, PRC;

The Parties hereby acknowledge certain financial and other matters regarding E-Sun Network as follows:

1.	500.COM acknowledges and undertakes that, since the date of this Agreement (“Effective Date”), when needed by E-Sun Network, 500.COM agrees to provide unconditional financial support, either by itself or through its wholly-owned subsidiary in China—E-Sun Sky Computer, to Zou Bo in ways permitted by the PRC laws and regulations (“Financial Support”). Zou Bo agrees to accept such Financial Support in ways permitted by the PRC laws and regulations and undertakes to use unconditionally such Financial Support only for providing funds to E-Sun Network so as to develop its business.

2.	If 500.COM provides Financial Support by itself or through E-Sun Sky Computer, the repayment due date and method will be negotiated and determined by the Parties separately. To the extent permitted by the PRC laws and other applicable laws, if Zou Bo exempts the repayment obligations of E-Sun Network as needed by E-Sun Network, 500.COM agrees, either by itself or by instructing E-Sun Sky Computer, to exempt the repayment obligations of Zou Bo.

3.	Zou Bo agrees that, to the extent permitted by the PRC laws and other applicable laws, if needed by E-Sun Network, Zou Bo may exempt the repayment obligations of E-Sun Network.

4.	E-Sun Sky Computer and Zou Bo hereby agree and acknowledge that, since the Effective Date, the agreement entered into by and between E-Sun Sky Computer and Zou Bo on June 1, 2011 (“Original Financial Support Agreement”) shall be terminated. The rights and obligations of E-Sun Sky Computer and Zou Bo under the Original Financial Support Agreement shall be terminated, and the rights and obligations under the Original Financial Support Agreement that have not been performed shall no longer be performed. The rights and obligations that have already been performed under the Original Financial Support Agreement shall not be affected by the termination of the Original Financial Support Agreement.

500.COM LIMITED

By:	/s/ Man San Law
Name:	Man San Law
Title:	Director

E-Sun Sky Computer (Shenzhen) Co., Ltd.

By:	/s/ Geng Jin
Name:	Geng Jin
Title:	Legal Representative
Zou Bo

By:	/s/ Zou Bo